 Contacts:
Big 5 Sporting Goods Corporation
Charles Kirk
Sr. Vice President and Chief Financial Officer
(310) 536-0611

Robert Jaffe
PondelWilkinson MS&L
(323) 866-6060

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES
FISCAL 2003 SECOND QUARTER RESULTS

•	Second Quarter Highlights
•	Diluted EPS Increases to $0.28
•	30th Consecutive Quarterly Increase in Same Store Sales
•	Revenues Grow to $170.1 Million
•	Maintains 2003 Guidance

•	Conference Call Scheduled Today at 2:00 p.m. (Pacific); Simultaneous Webcast at www.big5sportinggoods.com

El Segundo, CA – July 30, 2003 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV), the leading sporting goods retailer in the western United States, today reported financial results for the fiscal 2003 second quarter that ended on June 29, 2003.

For the 2003 second quarter, net sales increased by $7.4 million, or 4.6%, to $170.1 million from $162.7 million in the second quarter of 2002. Same store sales increased 0.9% versus the second quarter last year, representing the company’s thirtieth consecutive quarterly increase in same store sales over comparable prior periods. Gross profit margin increased 0.1% during the second quarter to 36.8% from gross profit margin of 36.7% for the same period last year. Selling and administrative expenses were 27.3% of net sales for the 2003 second quarter. This compares to 2002 second quarter selling and administrative expense calculated in accordance with generally accepted accounting principles (GAAP) of 28.2% of net sales and 2002 pro forma selling and administrative expenses of 26.6% of net sales after excluding certain effects related to the company’s initial public offering (IPO) and exercise of the underwriters’ overallotment option in mid-2002.

Net income available to common stockholders for the 2003 second quarter, calculated in accordance with GAAP, increased to $6.3 million, or $0.28 per diluted share, compared to GAAP net income available to common stockholders of $2.1 million, or $0.13 per diluted share in the same period last year. This compares to 2002 second quarter pro forma net income available to common stockholders of $6.1 million, or $0.27 per diluted share.

For the six months ended June 29, 2003, net sales increased by $14.8 million, or 4.6%, to $334.6 million from $319.8 million in the first six months of fiscal 2002. Same store sales increased 0.8%

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Big 5 Sporting Goods
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versus the same period last year. Gross profit margin increased 0.2% during the first six months of 2003 to 36.0% from gross profit margin of 35.8% for the comparable period last year. Selling and administrative expenses were 27.4% of net sales for the first six months of 2003. This compares to selling and administrative expenses calculated in accordance with GAAP of 27.5% of net sales for the first six months of 2002 and pro forma selling and administrative expenses of 26.7% of net sales for the first six months of 2002.

Net income available to common stockholders for the first six months of 2003, calculated in accordance with GAAP, increased to $9.7 million, or $0.43 per diluted share, compared to GAAP net income available to common stockholders of $3.7 million, or $0.23 per diluted share in the same period last year. Results for the six months ended June 29, 2003 include $875,000, net of taxes, or $0.04 per diluted share, related to a charge associated with the redemption of $20.0 million face value of the company’s 10.875% senior notes. Excluding this charge, net income available to stockholders for the first six months of 2003 was $10.5 million, or $0.46 per diluted share. This compares to pro forma net income available to common stockholders for the first six months of 2002 of $10.2 million, or $0.45 per diluted share.

“We are pleased to report another solid quarter for our business. We accomplished our thirtieth consecutive quarter of positive same store sales performance and produced earnings within our guidance despite the continuation of a challenging business environment,” said Steven G. Miller, Big 5’s Chairman, President and Chief Executive Officer. “Business trends improved over the course of the quarter, benefiting from the return of more normal seasonal weather patterns. We are well-positioned for strong execution of our merchandising and operating plans and expect to continue to realize improved sales and improved earnings in the third and fourth quarters of 2003 compared to last year.”

Big 5 reports net income and earnings per diluted share in accordance with GAAP and additionally on a pro forma basis to exclude certain effects of the company’s senior note redemption (as described above) and to exclude certain effects of the company’s IPO, including the exercise of the underwriters’ over-allotment option. The company raised a total of $84.0 million of net proceeds from the IPO, which occurred in June 2002, during the company’s second fiscal quarter, and the exercise of the underwriters’ over-allotment option, which occurred in July 2002, during the company’s third fiscal quarter. During the company’s third fiscal quarter, the company utilized IPO proceeds and borrowings under its credit facility to redeem all of Big 5’s outstanding senior discount notes and preferred stock and to repurchase approximately 500,000 shares of common stock from non-executive employees. The pro forma figures assume that the IPO took place at the beginning of the periods presented and exclude the effects of certain one-time IPO-related and over-allotment expenses, use of funds generated from the reduction of the redemption premium otherwise applicable to the redemption of preferred stock to pay bonuses in connection with the IPO, interest payments and premiums payable on debt redeemed in connection with the IPO, dividends and premiums payable on preferred stock redeemed in connection with the IPO and related income tax effects. Big 5 uses this pro forma reporting internally to evaluate its operating performance without regard to certain non-recurring financial effects of the IPO and believes this presentation will provide investors with additional insight into its operating results. A reconciliation of the pro forma adjustments to GAAP appears in the financial statements portion of this release.

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EPS Guidance

Big 5 expects to realize same store sales growth in the low single-digit range for the third fiscal quarter of 2003, resulting in earnings per diluted share in the range of $0.26 to $0.29. For the fiscal year ending December 28, 2003, the company’s guidance remains unchanged from the prior quarter. The company currently expects to realize same store sales growth for the fiscal year in the low single-digit range, resulting in earnings per diluted share of $1.18 to $1.23. The quarterly estimate of earnings per diluted share is calculated in accordance with GAAP. The full-year estimate of earnings per diluted share excludes $0.04 per diluted share, recorded in the fiscal 2003 first quarter, related to the charge associated with the partial redemption of the company’s senior notes.

Conference Call Information

Big 5 will host a conference call and audio webcast today at 2:00 p.m. (Pacific) to discuss financial results for the quarter ended June 29, 2003. The webcast will be available at www.big5sportinggoods.com and archived for one year.

About Big 5 Sporting Goods Corporation

Big 5 is the leading sporting goods retailer in the western United States, operating 275 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering of over 25,000 stock keeping units in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on March 31, 2003. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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FINANCIAL TABLES FOLLOW

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BIG 5 SPORTING GOODS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

	As Reported		Pro Forma
	13 Weeks Ended		13 Weeks Ended (1)

	June 29, 2003	June 30, 2002	June 30, 2002

Net sales	$170,125	$162,703	$162,703
Cost of goods sold, buying and occupancy	107,530	103,070	103,070

Gross profit	62,595	59,633	59,633

Selling and administrative	46,521	45,805	43,356
Depreciation and amortization	2,527	2,461	2,461

Operating income	13,547	11,367	13,816
Interest expense, net	2,922	4,328	3,501

Income before income taxes	10,625	7,039	10,315
Income tax	4,357	2,910	4,253

Net income	6,268	4,129	6,062
Redeemable preferred stock dividends and redemption premium	—	2,025	—

Net income available to common stockholders	$6,268	$2,104	$6,062

Earnings per share:
Basic	$0.28	$0.14	$0.27

Diluted	$0.28	$0.13	$0.27

Shares used to calculate earnings per share:
Basic	22,664	15,300	22,178
Diluted	22,730	16,512	22,664

BIG 5 SPORTING GOODS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

	As Reported		Pro Forma
	26 Weeks Ended		26 Weeks Ended (1)

	June 29, 2003	June 30, 2002	June 30, 2002

Net sales	$334,642	$319,836	$319,836
Cost of goods sold, buying and occupancy	214,195	205,196	205,196

Gross profit	120,447	114,640	114,640

Selling and administrative	91,643	87,920	85,385
Depreciation and amortization	5,043	4,822	4,822

Operating income	23,761	21,898	24,433
Premium and unamortized financing fees related to redemption of debt	1,483	66	—
Interest expense, net	5,896	8,811	7,038

Income before income taxes	16,382	13,021	17,395
Income tax	6,717	5,362	7,171

Net income	9,665	7,659	10,224
Redeemable preferred stock dividends and redemption premium	—	3,989	—

Net income available to common stockholders	$9,665	$3,670	$10,224

Earnings per share:
Basic	$0.43	$0.24	$0.46

Diluted	$0.43	$0.23	$0.45

Shares used to calculate earnings per share:
Basic	22,637	15,087	22,178
Diluted	22,691	16,299	22,664

BIG 5 SPORTING GOODS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(1)	The above pro forma statements are based upon the company’s unaudited consolidated financial statements, with certain adjustments. This presentation is not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may not be consistent with the presentation used by other companies. However, Big 5 uses this pro forma reporting internally to evaluate its operating performance without regard to certain non-recurring financial effects of its initial public offering in 2002 and believes this presentation will provide investors with additional insight into its operating results. The following table reconciles the pro forma data to that reported in the financial statements by making certain adjustments as if the initial public offering, including the exercise of the underwriters’ over-allotment option, were completed at the beginning of the periods presented.

(in thousands except earnings per share data)	13 Weeks Ended	26 Weeks Ended

	June 30, 2002	June 30, 2002

Reported net income available to common stockholders	$2,104	$3,670
Redeemable preferred stock dividends (a)	2,025	3,989

Reported net income	4,129	7,659
Bonus expense (b)	1,491	1,491
Management fees (c)	958	1,044
Interest expense (d)	827	1,773
Premium and unamortized financing fees related to redemption of debt (e)	—	66
Income taxes (f)	(1,343)	(1,809)

Pro forma net income available to common stockholders	$6,062	$10,224

Pro forma earnings per share — diluted	$0.27	$0.45

Pro forma weighted average shares outstanding — diluted	22,664	22,664

(a)	To eliminate dividends and redemption premium on preferred stock redeemed in connection with the initial public offering.

(b)	To eliminate from selling and administrative expenses, the payment of bonuses that was funded through a reduction of the redemption price that would otherwise have been applicable to redemption of the company’s outstanding preferred stock.

(c)	To eliminate from selling and administrative expenses, management services agreement fees and the management services agreement termination cost incurred in connection with the initial public offering.

(d)	To eliminate interest expense and amortization of debt issue costs associated with the senior discount notes redeemed in connection with the initial public offering and to reflect interest expense on incremental borrowings under the credit facility.

(e)	To eliminate the premium and unamortized financing fees associated with the redemption of the senior discount notes.

(f)	To reflect tax expense (benefit) for items (b) through (e) noted above at the effective tax rate

BIG 5 SPORTING GOODS
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	June 29,	December 29,
	2003	2002

Assets
Current assets
Cash	$6,887	$9,441
Merchandise inventory	184,977	169,529
Other current assets	7,966	11,442

Total current assets	199,830	190,412

Property and equipment, net	42,515	45,104
Other long-term assets	21,347	22,459

Total assets	$263,692	$257,975

Liabilities and Stockholders’ Equity
Current liabilities	$103,860	$117,645
Deferred rent	11,546	11,525
Long-term debt	134,947	125,131

Total liabilities	250,353	254,301

Net stockholders’ equity	13,339	3,674

Total liabilities and stockholders’ equity	$263,692	$257,975